Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS'



The Board of Directors
Auto-Q International, Inc.


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Auto-Q International, Inc. of our report dated December 22, 2003, relating to the consolidated financial statements of Auto-Q International, Inc. and subsidiaries which report appears in the September 30, 2003 Annual Report on Form 10-KSB of Auto-Q International, Inc.


Our report dated December 22, 2003, contains an explanatory paragraph that states that the Company has sustained operating losses for the years ended September 30, 2003 and 2002 and has a working capital and stockholders' deficiency at September 30, 2003 that raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                         /s/  Mahoney Cohen & Company, CPA, P.C.
                                         ---------------------------------------
                                              Mahoney Cohen & Company, CPA, P.C.




New York, New York
February 17, 2004